AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of the 2nd day of May 2005 (the “Agreement”), by and among IDENTITY, INC., a Delaware corporation with its principal place of business located at 20371 Cockerill Road, Purcellville, Virginia 20132 (“Identity”) and DANIEL R. NELSON, an individual resident of the State of Georgia with an address at 1536 32nd Street Columbus, Georgia 31904, the stockholder of Identity (“Seller”), AIRBEE WIRELESS, INC. a Delaware corporation with its principal place of business located at 9400 Key West Avenue, Rockville, Maryland 20850 (“Airbee”), and AIRBEE AUTOMOTIVE GROUP, INC., a Delaware corporation with its principal place of business located at 9400 Key West Avenue, Rockville, Maryland 20850 (“SUB”), which is a direct wholly-owned subsidiary of Airbee. Identity and SUB are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

RECITALS

A. The Boards of Directors of Identity, Airbee and SUB deem it advisable and in the best interests of each corporation and its respective stockholders that Identity and Airbee combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger.

(a) In accordance with the provisions of this Agreement and the Delaware General Corporate Law (“DGCL”), at the Effective Time, SUB shall be merged (the “Merger”) with and into Identity, and Identity shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Airbee Automotive Group, Inc. At the Effective Time, the separate existence of SUB shall cease.

(b) In accordance with Section 259 of the DGCL, the Merger shall terminate the separate existence of Identity and SUB, and the Surviving Corporation shall have such rights and obligations as are provided for under the DGCL.

Section 1.2. Effective Time. The Merger shall become effective at the time of filing of, or at such later time as specified in, a certificate of merger, in the form required by and executed in accordance with the DGCL and with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL (the “Certificate of Merger”). The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 1.3. Certificate of Incorporation and Bylaws of Surviving Corporation. The Certificate of Incorporation and Bylaws of Identity as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

Section 1.4. Directors and Officers of Surviving Corporation.

(a) The directors of the Surviving Corporation at the Effective Time shall be Daniel R. Nelson, E. Eugene Sharer and Richard P. Sommerfeld, Jr. or such other individuals as the parties hereto shall mutually agree upon in writing prior to the Effective Time, consistent with this Agreement and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

(b) Daniel R. Nelson and Richard P. Sommerfeld, Jr. shall be the initial officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or until their earlier resignation or removal.

Section 1.5. Escrow Agreement. At the Closing, Airbee and the Seller shall enter into an escrow agreement, by and among Airbee, Adorno & Yoss LLP (“the Escrow Agent”) and the Seller in the form attached as Exhibit 1.5 (the “Escrow Agreement”). At the Closing, Airbee shall deliver to the Escrow Agent the Escrow Shares which shall be held in an escrow account in accordance with the terms of the Escrow Agreement hereof.

Section 1.6. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SHARES

Section 2.1. Effect on Identity Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) The 1,500 (one thousand five hundred) shares of Identity’s common stock, par value nil per share (the “Identity Shares”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 7,692,808 shares of Airbee common stock, $0.00004 par value (the “Airbee Common Stock”), such number of shares based upon the 30 day average closing price of Airbee’s common stock through April 25, 2005, 50% of the Airbee Common Stock shall be paid at the Closing and 50% of the Airbee Common Stock shall be deposited in an Escrow Account (the “Escrow Shares”) which shall be released on the completion by Identity and its predecessor of audited financial statements for the period commencing August 1, 2003 through March 31, 2005 and acceptance by Airbee, in its sole discretion, and filed with the Securities and Exchange Commission no later than May 31, 2005.

(b) All Identity Shares shall be canceled and retired, and each certificate representing any such Identity Shares shall thereafter (i) represent only the right to receive the Airbee Common Stock, issuable in exchange for such Identity Shares and (ii) entitle the holder thereof to vote with respect to, and receive dividends, if declared, on, such number of shares of Airbee Common Stock which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of Identity certificates.

(c) In the event of any change in Airbee Common Stock by reason of any stock split, readjustment, stock dividend, or similar event including, any such change after the Effective Time, the amounts set forth in Section 2.1 shall be appropriately adjusted.

Section 2.2. Effect on Identity Options and Warrants. Every Identity option or warrant issued and outstanding immediately prior to the Effective Time shall be cancelled.

Section 2.3. SUB Common Stock. Each share of common stock, $0.0001 par value, of SUB issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and become one fully paid and non-assessable share of common stock, nil par value, of the Surviving Corporation.

Section 2.4. Repurchase Agreement. Notwithstanding anything to the contrary contained herein, for a period of thirty (30) days immediately after the one year anniversary of the Effective Time, Seller shall have the option to purchase the Surviving Corporation (the “Call”) for a Purchase Price (as defined below) on the Payment Terms (as defined below). To exercise the Call, Seller must give notice (the “Call Notice”) of intention to exercise the Call during such thirty (30) day period (the “Notice Period”). If Seller elects to exercise the Call, the Call Notice must set forth, in writing, in reasonable detail the reasons it believes Seller is not able to continue its business operations with Airbee and the Surviving Corporation.

Seller and Airbee shall attempt during the thirty (30) day period after notice of the Call to reach agreement on all disputed items in the Call Notice.

If Airbee and Seller are unable to resolve such disputed items during such thirty (30) day period, then Airbee shall be permitted to purchase from Seller (a “Put”) at a Purchase Price in cash equal to $5,750,000 (115% of the value of the Merger Consideration) less any amounts which Seller has received from a sale of its Airbee stock prior to the payment of the Put. Such payment shall be made within 45 days from the date that Seller and Airbee determine that they are unable to resolve their differences as set forth in the Call Notice. Upon delivery of such Put Purchase Price, Seller shall execute a non-compete agreement as additional consideration for such payment.

In the event that Airbee does not exercise the Put, Seller shall exercise the Call. The Purchase Price of such Call shall be the return of all of Airbee’s shares of common stock issued to Seller in this Agreement. Seller shall deliver such shares free and clear of any liens, charge, claims or encumbrances. The Purchase Price will be reduced by the amounts received by Seller from its Airbee stock received in this Agreement in the event Seller shall have sold or otherwise transferred such securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IDENTITY AND SELLER

Identity and the Seller hereby jointly and severally represent and warrant the following:

Section 3.1. Corporate Organization; Authority.

(a) Identity is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to (i) own, lease, operate or otherwise hold its properties and assets and to carry on its business as now being conducted and (ii) execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it hereunder or in connection herewith and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by Identity hereunder or in connection herewith, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate and other actions of Identity pursuant to and in accordance with the Laws governing Identity. The approval of the Identity stockholders has been obtained to execute this Agreement and complete the Merger. Seller is the record and beneficial owner of all the shares of stock of Identity.

(b) Identity is duly qualified or licensed and in good standing as a foreign corporation, authorized to do business under the Laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, would not have a Material Adverse Effect on Identity. Schedule 3.1(b) sets forth a true, complete and correct list of all jurisdictions in which Identity is presently qualified or licensed to do business.

(c) True, correct and complete copies of the certificate of incorporation of Identity (the “Identity Charter”) and bylaws of Identity (the “Identity Bylaws”) have been delivered to Airbee. Identity is not in violation of any term of the Identity Charter or the Identity Bylaws.

(d) This Agreement and the other agreements and instruments to be executed and delivered by Identity hereunder or in connection herewith have been or will be duly executed and delivered by Identity, and constitute or will constitute valid and binding obligations of Identity, enforceable against Identity in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.2. Capitalization.

(a) The authorized, issued and outstanding capital stock of Identity consists of shares of capital stock as set forth on Schedule 3.2(a). All of the capital stock has been duly authorized and validly issued, and are fully paid and non-assessable. None of the securities have been issued in violation of any preemptive or subscription rights, or are subject to any preemptive or subscription rights. All of the capital stock has been issued in compliance with all applicable federal and state securities laws.

(b) Identity has no subsidiaries.

(c) Schedule 3.2(c) sets forth a true, correct and complete list of all options, warrants or other rights, arrangements, agreements or other commitments of any kind whatsoever to which Identity obligating Identity to grant, issue or sell any shares of the capital stock or equity or beneficial interest of any of Identity by sale, lease, license or otherwise. Identity has made available to Airbee copies of all such agreements listed on Schedule 3.2(c). Except as set forth on Schedule 3.2(c), (i) there is no obligation, contingent or otherwise, of any of Identity to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity or beneficial interests of any of Identity, or (B) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of Identity or any other Person; (ii) Identity does not, directly or indirectly, own, or has agreed to purchase or otherwise acquire, the capital stock or other equity or beneficial interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity or beneficial interests of any corporation or other entity; (iii) except as setforth in Schedule 3.4(f) Identity is not a party to any arrangement, contract or other commitment of any kind whatsoever (contingent or otherwise) pursuant to which any Person is or may become entitled to receive any payment from Identity based on the revenues or earnings, or calculated in accordance therewith, of Identity; (iv) Identity is not a party to any arrangement, contract or other commitment of any kind whatsoever by which Identity, or any of its properties or assets, is bound with respect to the voting of any share of capital stock or other equity or beneficial interest of Identity; and (v) Identity is not a party to and has not granted any outstanding rights, subscriptions, warrants, puts, calls, preemptive rights, options or other agreements, instruments or undertakings of any kind relating to any capital stock or other equity security of any of Identity, nor has it issued any security convertible into or exchangeable for any such capital stock or other equity or beneficial interest.

Section 3.3. Financial Statements.

(a) Attached as Schedule 3.3(a) are the unaudited balance sheets of Identity and its predecessor as of December 31, 2004 (the “2004 Balance Sheet”), together with unaudited consolidated statements of operations, stockholders’ equity and cash flows for the period then ended (the “Financial Statements”) as certified by Daniel R. Nelson as being true and correct.

(b) The Financial Statements have been prepared from, and are in accordance, in all material respects, with the books and records of Identity, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for normal year-end adjustments and the absence of footnote disclosure), and fairly present, in all material respects, the financial position and the results of operations, stockholders’ equity and cash flows (and changes in financial position, if any) of Identity as of the times and for the periods referred to therein.

Section 3.4. Directors, Officers, Employees, Employee Benefit Plans; ERISA.

(a) Schedule 3.4(a) contains a complete and accurate list as of the date hereof of the name, title, current annual base salary and bonuses paid or earned with respect to the last completed fiscal year for each current employee, independent contractor, director and officer of Identity.

(b) There exists no pending or to the Knowledge of Identity or of Seller, threatened lawsuit, administrative proceeding or investigation between Identity and any current or former director, officer or employee of Identity, including any claim for wrongful termination, breach of express or implied contract of employment or for violation of equal employment opportunity laws. There exists no pending or, to the Knowledge of Identity or Seller, threatened lawsuit, administrative proceeding or investigation of Identity or any employee thereof regarding allegations of hostile work environment, sexual discrimination or racial discrimination.

(c) Schedule 3.4(c) sets forth a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, or any employment, severance, consulting or similar agreement, sponsored, maintained or contributed to or required to be contributed to, or entered into by Identity for the benefit of any employee or former employee, or director or former director, of Identity, whether formal or informal (collectively, the “Identity Plans”). Schedule 3.4(c) identifies each of the Identity Plans that is an “employee benefit plan,” as that term is defined in Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the “Identity ERISA Plans”). Identity does not have any commitment to create any additional Identity Plan or materially increase the benefits provided under any existing Identity Plan.

(d) No liability under Title IV of ERISA has been incurred by Identity that has not been satisfied in full, and, to Identity’s Knowledge and Seller, no condition exists that presents a risk to Identity of incurring a liability under Title IV of ERISA.

(e) Each Identity Plan has been created, operated and administered in accordance with its terms and in compliance with applicable Laws, including, but not limited to, ERISA and the Code.

(f) Except as set forth on Schedule 3.4(f), neither the execution and delivery of this Agreement by Identity nor the performance by Identity of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former director, officer or employee of Identity to severance pay, unemployment compensation or any other payment from Identity, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

Section 3.5. Intellectual Property.

(a) As used herein, the term “Intellectual Property” means the following items, in each case held for use in, used in, or necessary for the businesses of Identity as currently conducted: trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, ”Trademarks”); patents and industrial designs (including any continuations, divisionals, continuations-in-part renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software; “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works”; technology, trade secrets and other confidential information, know-how, proprietary processes, inventions, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”); and rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons, As used herein, the term “Software” means any and all (i) computer programs (other than “off-the-shelf” or shrinkwrap software), including, but not limited to, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (ii) computerized databases and compilations of data, and (iii) all documentation, including, but not limited to, user manuals and training materials, relating to any of the foregoing.

(b) Schedule 3.5(b) sets forth a true, complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) trademark registrations, trademark applications and Internet domain names; and (iii) copyright and mask work registrations and copyright and mask work applications in each case owned by Identity.

(c) Except as set forth on Schedule 3.5(c) or in accordance with the terms of any License Agreement described on Schedule 3.5(e), (i) Identity owns or has the right to use all Material Intellectual Property and, to Seller’s or Identity’s Knowledge, all other Intellectual Property, free and clear of all Liens and Asset Liens and (ii) Identity or one of the Identity Subsidiaries is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.5(b), and (iii) any Material Intellectual Property which is registered and owned by Identity has not been cancelled, expired or abandoned. With respect to any assets, rights or properties, an “Asset Lien” shall mean all restrictions, rights of first refusal, conditions, covenants and similar rights that materially impair the use of such asset, right or property by Identity in connection with the conduct of Identity’s business.

(d) Schedule 3.5(d) sets forth, with respect to the Material Intellectual Property, a true, complete and accurate list of all Software (other than readily available, “off-the-shelf” commercial or shrinkwrap software programs having an acquisition price of less than $5,000) which is owned, licensed or leased by Identity, describing which Software is owned, licensed or leased, as the case may be. The Software owned and not licensed by Identity was developed by (i) employees of Identity or (ii) independent contractors who have created such Software as “work for hire” (as such term is defined in 17 U.S.C. § 101) and/or assigned their rights in such Software to Identity by written agreement.

(e) Schedule 3.5(e) sets forth a true, complete and accurate list of all agreements (whether oral or written) to which Identity is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Material Intellectual Property (other than licenses for readily available, “off-the-shelf” commercial or shrink-wrap software programs having an acquisition price of less than $5,000), or (ii) restricting Identity’s rights to use any Material Intellectual Property or, to Identity’s or Seller’s Knowledge, any other Intellectual Property, including, but not limited to, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”). Except as set forth in Schedule 3.5(e) No royalties or other fees (other than fees of the appropriate agency or government office for maintaining and protecting the Material Intellectual Property or other Intellectual Property) are payable by Identity to any third parties for the use of or right to use any Material Intellectual Property. The License Agreements are valid and binding obligations of Identity, enforceable in accordance with their respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To Identity’s or Seller’s Knowledge, there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by Identity or, to Identity’s or Seller’s Knowledge, the other party thereto, under any such License Agreements.

(f) Except as set forth on Schedule 3.5(f), to Identity’s or Seller’s Knowledge, there has been no prior use of the Trademarks by any third party that would confer upon said third party superior rights in such Trademarks.

(g) Except as set forth on Schedule 3.5(g), there is no pending or, to Identity’s or Seller’s Knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority, in any jurisdiction, and Identity has not received notice regarding any of the foregoing, involving the Material Intellectual Property owned by Identity or, to Identity’s or Seller’s Knowledge, the Material Intellectual Property licensed to Identity, including, but not limited to, any claim, suit, arbitration or other adversarial proceeding alleging that the activities or the conduct of Identity’s business infringes upon, violates or constitutes the unauthorized use of the intellectual property or other proprietary rights of any third party or challenging Identity’s ownership or use of any Intellectual Property, or the validity, enforceability or registrability of any Intellectual Property owned by Identity.

(h) To Identity’s or Seller’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Material Intellectual Property and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by Identity.

(i) The conduct of Identity’s business does not misappropriate, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) or dilute any intellectual property rights owned or controlled by any third party.

(j) Identity takes reasonable measures to protect the confidentiality of Trade Secrets which is material to Identity. No Trade Secret which is material to Identity has been disclosed or authorized to be disclosed to any third party other than pursuant to a written confidentiality and non-disclosure agreement. No party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

(k) (i) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Identity’s rights to own, use, or bring any action for the infringement of any of the Material Intellectual Property, nor will such consummation require the consent of any third party in respect of any Material Intellectual Property and (ii) to Seller, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Identity’s rights to own, use, or bring any action for the infringement of any of the other Intellectual Property, nor will such consummation require the consent of any third party in respect of any other Intellectual Property. Except as set forth on Schedule 3.5(k), no current or former director, officer, employee, contractor or consultant of Identity (or any of its predecessors in interest) will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Material Intellectual Property or, to any Intellectual Property.

Section 3.6. Assets.

(a) Schedule 3.6(a)(i) sets forth a true, correct and complete list of all tangible assets, properties and rights owned, leased or licensed by Identity. All of the buildings, improvements, machinery and equipment currently used in connection with the businesses of Identity are in good working condition and sufficient repair to permit the continual operation and conduct of the businesses of Identity as presently conducted, ordinary wear and tear excepted. Identity has good and valid title to all assets, properties and rights owned by Identity reflected in the Financial Statements (except inventory and other properties disposed of in the ordinary course of business since August 1 2003, and accounts receivable paid since December 31, 2004), free and clear of all Liens and Asset Liens, except for (i) statutory Liens imposed by Law for taxes that are not yet due and payable, (ii) landlords’, carriers’, vendors’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of Law in the ordinary course of business, consistent with past practice, and with respect to amounts not overdue for a period of more than thirty (30) calendar days, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security Laws, (iv) zoning laws and ordinances, easements, rights-of-way, restrictions and other similar encumbrances which do not, individually or in the aggregate, interfere with the use of the relevant assets as being used on the date hereof (collectively, “Permitted Liens”). Permitted Liens shall also include the $600,000 (Six Hundred Thousand and 00/100 Dollars) promissory note and related security agreement and pledge agreement in favor of Airbee.

(b) All assets, properties, interests and rights used or held for use in the conduct of the businesses of Identity (the “Business Assets”) are owned, leased or licensed by Identity. The Business Assets include all of the assets, properties, interests and rights material to, or used for the conduct of the businesses of Identity as presently conducted. Identity has such technology sufficient for the operations of its business as it is presently conducted. Identity has the right to use all of the assets, properties, interests and rights used in the conduct of the businesses of Identity as presently conducted (notwithstanding any Asset Liens on such assets, properties, interests and rights) the absence of which would result in a Material Adverse Effect on Identity.

Section 3.7. Litigation.

(a) (i) Identity has not received written notice of any pending or, to Identity’s or Seller’s Knowledge, threatened Action and, there is no Action pending, or to Identity’s or Seller’s Knowledge, threatened, in each case, by or against Identity before any Governmental Authority, and (ii) there is no Order outstanding against Identity, except in each of case (i) and (ii) such Action or Order that would not have a Material Adverse Effect against either Identity.

(b) There is no Action pending or, to Identity’s or Seller’s Knowledge, threatened against Identity which (i) challenges the transactions contemplated hereby, (ii) would prevent or materially interfere with or delay the consummation of the transactions contemplated hereby, or (iii) seeks damages in connection with the transactions contemplated hereby.

Section 3.8. Title to Properties.

(a) Schedule 3.8(a) is a true, correct and complete list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which Identity use or occupy, or have the right to use or occupy, any real property (the land, buildings and other improvements covered by the Real Property Leases are referred to herein as the “Leased Real Property”), including the date, address, lessor and lessee (or sublessor or sublessee, as the case may be) and use of the premises under each Real Property Lease. Identity has heretofore made available to Airbee true, correct and complete copies of each of the Real Property Leases. Identity holds good and valid leasehold interests to the Leased Real Property, in each case subject to the provisions of the applicable Real Property Lease. To Identity’s or Seller’s Knowledge, each Real Property Lease is valid, binding and enforceable and in full force and effect and no default or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default by Identity.

(b) Identity does not own any real property.

Section 3.9. Consents, Notices and Approvals.

(a) Except for Consents, notices and approvals set forth on Schedule 3.9(a), no consent, approval, Permit, waiver, authorization of or notice or filing with, any Governmental Authority is required to be made or obtained by Identity in connection with the execution, delivery and performance by Identity of this Agreement and the other agreements and instruments to be executed and delivered by Identity hereunder or in connection herewith and the consummation of the transactions contemplated hereby or thereby.

(b) Except as set forth on Schedule 3.9(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) require the consent of or notice to, any party to any Material Contract (defined below), or (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any Material Contract.

Section 3.10. Contracts.

(a) Set forth on Schedule 3.10(a)(i)-(xvi) is a true, correct and complete list of the following types of Contracts, to which Identity, as the case may be, is a party or by which it or its properties are bound, or pursuant to which it obtains benefits or incurs obligations in the conduct of its businesses as of the date hereof (the “Material Contracts”):

(i) Contracts for the purchase of goods by, or for the furnishing of services to, Identity that provide for, or are reasonably likely to provide for, remaining payments by Identity in excess of $25,000 (Twenty-five thousand and 00/100 Dollars) during the term of any such Contract, including all contracts with airlines;

(ii) Contracts between (x) Identity and (y) any of its Affiliates, officers or directors (or any Affiliates of any of the foregoing);

(iii) Contracts containing any guaranties by Identity of the obligations of any third parties;

(iv) any lease agreement between Identity and any Person for leasing equipment, which has an aggregate rental value in excess of $25,000 (Twenty-five thousand and 00/100 Dollars) during the term of the lease;

(v) Contracts under which Identity provides consulting services to any Person;

(vi) any employment, severance, non-competition, consulting or other Contracts with any current or former stockholder, member, manager, director, officer or employee of Identity that has remaining payments by Identity to such Person and cannot be terminated by Identity without any remaining payments;

(vii) joint venture, partnership, stockholder, or other Contracts whereby Identity has agreed with any other Person to enter into a joint business arrangement for profit;

(viii) licenses and agreements relating to Material Intellectual Property;

(ix) Contracts for the lease of personal property to or from any Person requiring payments in excess of $25,000 (Twenty-five thousand and 00/100 Dollars);

(x) Contracts requiring Identity to indemnify or hold harmless any Person;

(xi) any Contracts (A) relating to indebtedness for borrowed money or other financing transactions or (B) restricting the ability of Identity to incur indebtedness for borrowed money or make any loan or advance or own, operate, sell, transfer, pledge or otherwise dispose of any assets;

(xii) Contracts under which any other Person has directly or indirectly guaranteed any indebtedness, liability or obligation of Identity, or letter of credit issued to guarantee any obligation of Identity, or any vendor or customer of Identity;

(xiii) mortgages, pledges, security agreements, deeds of trust or other documents granting a Lien;

(xiv) Contracts (A) providing for the payment of any bonus or commission based on sales or earnings or (B) providing for any bonus or other payment based on the sale of Identity or any portion thereof or any other change of control of Identity;

(xv) Contracts that provide for a payment, or that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered, upon a change of control of Identity;

(xvi) Contracts containing covenants which restrict Identity from engaging in any business or in any geographical area or containing any exclusivity provision with respect to any business or geographic area.

(b) Identity has made available to Airbee copies of all of the Material Contracts. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of Identity, enforceable against Identity in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Each of the Material Contracts is a valid and binding obligation of the other parties thereto, enforceable against such other parties in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). With respect to the Material Contracts, no default or circumstances exist which, with the giving of notice or the passage of time, or both, would constitute a default by Identity or, to Identity’s or Seller’s Knowledge, by the other party or parties thereto. None of the parties to any Material Contract has terminated such Material Contract, and Identity has not given any oral or written notice of termination of any Material Contract or received, to its or Seller’s Knowledge, any oral or written notice of termination of any such Material Contract from any other party thereto, nor has Identity received, to its or Seller’s Knowledge, any oral or written notice of any such party’s intention to discontinue its business relationship with Identity or written notice of such party’s intention to reduce the volume of business it conducts with Identity under any of the Material Contracts.

Section 3.11. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.11 or except for Material Contracts listed, or contracts not required to be listed, in Schedule 3.10, as of the date hereof Identity has no contractual liability or any other liability, whether accrued, contingent, absolute, determined, indeterminable or otherwise, which was not (i) reflected or reserved against in the Financial Statements or (ii) incurred in the ordinary course of business consistent with past practice since August 1 2003, in each case, in an amount less than $25,000 (Twenty-five thousand and 00/100 Dollars) individually and $100,000 (One Hundred Thousand and 00/100 Dollars) in the aggregate. Except as set forth in Schedule 3.11, the reserves for such liabilities and obligations reflected on the 2005 Balance Sheet are adequate in accordance with GAAP consistent with past practice.

Section 3.12. Compliance with Laws; Permits.

(a) Identity has not violated in any respect any Orders and Identity has complied and is presently in compliance with all applicable Laws that are material to the conduct of Identity’s businesses or ownership of its properties or assets.

(b) Identity and its employees have all licenses, franchises, permits and authorizations of any Governmental Authority for the lawful conduct of the business of Identity as presently conducted, except for such permits or authorizations, as to which the failure to possess would not result in a Material Adverse Effect on Identity (collectively, “Permits”), and such Permits are in full force and effect. Schedule 3.12(b) sets forth a true, complete and accurate list of all of the material Permits. Neither Identity nor any of their employees has received any notice of revocation of or default under, any Permits.

Section 3.13. Tax Matters.

(a) Except as set forth on Schedule 3.13(a)(i) through Schedule 3.13(a)(ix):

(i) Identity has (x) timely filed (or there has been filed on its behalf) Tax Returns required to be filed by it (taking into account valid extensions) and all Tax Returns are true and correct, (y) paid (or there has been paid on its behalf) in full all Taxes required to be paid by it, and (z) established (or there has been established on its behalf) on the 2005 Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable. Since the date of the 2005 Balance Sheet, Identity has not incurred any liability for Taxes other than in the ordinary course of business, consistent with past practice;

(ii) There are no recorded liens or to the Knowledge of Identity or Seller, any other liens for Taxes upon any assets of Identity, except Permitted Liens;

(iii) No deficiency for any Taxes has been proposed, asserted or assessed against Identity that has not been resolved and paid in full. No waiver, extension or comparable consent given by Identity or any predecessor regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending;

(iv) There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Identity now pending, and Identity has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns;

(v) Identity has complied with all applicable Laws relating to the payment, collection or withholding of any Tax, and the remittance thereof, including, but not limited to, Sections 1441, 1442, 1445 and 3402 of the Code;

(vi) Identity has not received any written ruling from any Tax authority. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Identity;

(vii) Identity (A) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”) or (B) has any potential liability or obligation to any Person as a result of or pursuant to, any such Tax Sharing Agreement;

(viii) Identity has not agreed or is not required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired; and

(ix) No jurisdiction where Identity does not file a Tax Return has made a Claim that Identity is required to file a Tax Return for such jurisdiction or that any Taxes are due as a result of doing any business in such jurisdiction.

(b) Other than any Tax Returns which have not yet been required to be filed, Identity has made available to the Airbee true and correct copies of the United States federal income Tax Return and any state, local or foreign Tax Return for the taxable year ended December 31, 2004 and the period ended March 31, 2004.

Section 3.14. No Material Adverse Change.

(a) Except as set forth on Schedule 3.14(a), since January 31, 2005, the business of Identity has been conducted in the ordinary course of business, consistent with past practice.

(b) Except as set forth in Schedule 3.14(b), since January 31, 2005, there has not occurred any event, change or development which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Identity.

Section 3.15. Affiliated Transactions.

(a) No (x) officer, director, or employee or any Affiliate of Identity, or (y) spouse, child, or Affiliate of the foregoing:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of Identity (other than ownership of less than 1% of the outstanding securities of a company that is publicly listed on a national securities exchange (“Permitted Investments”) or has had, since January 31, 2005, any material direct or indirect financial interest in any competitor, supplier or customer of Identity (other than Permitted Investments);

(ii) owns, directly or indirectly, in whole or in part, or has any interest in any tangible or intangible property which Identity uses in the conduct of its business or otherwise or, since January 31, 2005, has owned, directly or indirectly, in whole or in part, or had any interest in any material tangible or intangible property which Identity uses or has used in the conduct of its business or otherwise;

(iii) has outstanding borrowings of any amount of money or other property from Identity or has, since January 31, 2005, borrowed any material amount of money or other property from Identity; or

(iv) is participating or engaging or has, since January 31, 2005, participated or engaged in any business substantially similar to the businesses of Identity other than such business as will be acquired by Airbee pursuant to this Agreement.

(b) (i) Identity has no liabilities, debts or any other obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) to any officer, director or employee of Identity or to any spouse or child, stockholder, director, officer or Affiliate of any of the foregoing, and (ii) since January 31, 2005, Identity has had no liabilities, debts or any other obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) to any officer, director or employee of Identity or to any spouse or child, stockholder, director, officer, or Affiliate of any of the foregoing.

Section 3.16. Brokers and Finders. Except as set forth on Schedule 3.16, there are no broker, finder or investment banker fees or commissions owed or to be owed by or on behalf of Identity in connection with the transactions contemplated by this Agreement.

Section 3.17. Books and Records. The books of account, stock record books, minute books and other records of Identity, all of which have been made available to Airbee, are complete and correct in all material respects.

Section 3.18. Receivables. All accounts receivable and notes receivable of Identity (i) are valid obligations of the obligors, (ii) have arisen from bona fide transactions in the ordinary course of business consistent with past practices, (iii) are collected during and collectible in the ordinary course of business subject to reserves for doubtful accounts and (iv) have been adequately reserved for in the Financial Statements in accordance with GAAP.

Section 3.19. No Violation. The execution and delivery by Identity of this Agreement and the other agreements and instruments to be executed by Identity hereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach of any provision of the Identity Charter, Identity Bylaws, or comparable organizational documents of any of the Identity Subsidiaries; (ii) violate, or conflict with, or result in a material breach of any provisions of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, license, Permit, franchise, agreement, commitment, contract or other instrument or obligation to which Identity is a party or by which its properties are bound or affected; (iii) violate in any material respect any Laws or material Order applicable to Identity, or by which any of its properties is bound or affected; (iv) constitute a violation of any Law, Order, judgment or decree to which Identity is bound or (v) result in the creation of any Lien or Asset Lien on any Business Assets, other than the case of clauses (ii), (iii), (iv) and (v) any such violations, defaults, rights, losses or Liens that, individually, or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Identity.

Section 3.20. Seller Ownership of Stock; Title. Seller is the sole lawful record and beneficial owner of all the Identity Shares, set forth opposite Seller’s name on Schedule 3.20, which ownership is free and clear of all Liens. Seller is not a party to any agreement creating rights with respect to such Identity Shares in any Person and Seller has the full power and legal right to sell, assign, transfer and deliver such Identity Shares. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, voting trust agreements, proxies, calls or rights to subscribe of any character relating to such Identity Shares. Seller has not received any written notice of any adverse claim to the ownership of any of such Identity Share, and has no Knowledge of existing facts that could reasonably be expected to give rise to any adverse claim to the ownership of such Identity Shares.

Section 3.21. Seller Authority.

(a) Seller has the requisite power and authority and has full legal capacity necessary to execute, deliver and perform his or its obligations under this Agreement and the agreements contemplated hereby to which Seller is a party, and to perform Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Agreements contemplated hereby to which Seller is a party and the consummation by Seller of all the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller is necessary to authorize such execution, delivery and performance. This Agreement has been duly and validly executed and delivered to the Purchaser by Seller.

(b) This Agreement constitutes, and at the Closing each of the Agreements contemplated hereby to which Seller is a party will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; except that such enforcement is subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

(c) If Seller is married and the Identity Shares constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement or Agreements contemplated hereby to which Seller is a party to be legal, valid and binding, this Agreement or Seller Transaction Agreements or another valid instrument has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of Seller’s spouse or the person giving such approval, enforceable against such spouse or person in accordance with its terms.

Section 3.22. Seller: No Violation; Consents and Approvals.

(a) The execution and delivery by Seller of this Agreement and the Agreements contemplated hereby to which Seller is a party and the consummation of the transactions contemplated hereby do not and will not: (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, agreement, commitment, contract or other instrument or obligation by which Seller or any of such Identity Shares is bound; (ii) constitute a violation of any Law, Order, judgment or decree to which Seller or any of such Identity Shares is bound; (iii) result in the creation of any Lien or Asset Lien (other than a Permitted Lien) upon any of the assets or properties of Identity, or Seller; or (iv) result in the creation of any Lien.

(b) No consent, approval, permit, waiver, authorization of or notice or filing with, any Governmental Authority or other Person is required to be made or obtained in connection with the execution, delivery and performance by Seller of this Agreement or the Agreements contemplated hereby to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.23. Securities Law. Seller acknowledges that the shares of Airbee Common Stock to be received by Seller shall be “restricted securities” as defined under the Securities Act of 1933 as amended. Seller acknowledges and agrees that such shares of Airbee Common Stock may not be transferable except pursuant to an exemption from registration under the Securities Act of 1933 or if such shares are otherwise registered. Seller acknowledges and agrees that Airbee shall have no obligation to register such shares and such shares may be imprinted with a legend indicating such restrictions. Seller acknowledges that he is an accredited investor as such term is defined under the Securities Act of 1933, as amended. Notwithstanding the forgoing, Airbee shall grant Seller certain “piggyback” registration rights beginning one year after the Effective Date.

Section 3.24. Disclosure. No representation or warranty of Seller or Identity contained in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AIRBEE AND SUB

Airbee and SUB hereby jointly and severally represent and warrant to Identity and Seller the following:

Section 4.1. Corporate Organization; Authority.

(a) Airbee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it hereunder or in connection herewith and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by Airbee hereunder or in connection herewith, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate and other actions of Airbee pursuant to and in accordance with the Laws governing Airbee.

(b) This Agreement and the other agreements and instruments to be executed and delivered by Airbee hereunder or in connection herewith have been duly executed and delivered by Airbee, and constitute valid and binding obligations of Airbee, enforceable against Airbee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to creditors’ rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.2. Consents and Approvals. Except for Consents and approvals set forth on Schedule 4.2, no consent, approval, permit, waiver, authorization of, or notice or filing with, any Governmental Authority or other Person is required to be made or obtained in connection with the execution, delivery and performance by Airbee of this Agreement or the other agreements and instruments to be executed by Airbee hereunder or the consummation of the transactions contemplated hereby or thereby.

Section 4.3. Brokers and Finders. There are no broker, finder or investment broker fees or commissions owed or to be owed by Airbee in connection with the transactions contemplated by this Agreement for which Airbee is or may be responsible. Airbee has an ongoing obligation or commitment to utilize the services of any investment bank or underwriters after the Closing Date.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business of Identity. Except as contemplated by this Agreement or as expressly agreed to in writing by Airbee or as set forth on Schedule 5.1, during the period from the date of this Agreement to the Effective Time, Identity will conduct its operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or on Schedule 5.1, prior to the Effective Time, Identity will not, without the prior written consent of Airbee:

(a) amend its Certificate of Incorporation or Bylaws;

(b) authorize for issuance, issue, sell, deliver, grant any options or warrants for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock.

(c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

(d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit (which amounts permitted or drawn thereunder shall not be increased), relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business and in amounts less than $25,000 (Twenty-five Thousand and 00/100 Dollars); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit;

(f) sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

(g) enter into any other agreement, commitment or contract, except agreements, commitments or Contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

(h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of an amount of assets or securities, (iii) disposition of assets or securities, or (iv) change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right except as set forth on Schedule 5.1;

(i) engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

(j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent Identity from performing or cause Identity not to perform its covenants hereunder in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied.

Section 5.2. No Solicitation. Identity agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action. “Transaction Proposal” shall mean any of the following (other than the transactions between Identity, Airbee and SUB contemplated by this Agreement) involving Identity: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of Identity, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of “beneficial ownership” by any Person, or “group”, of any of the outstanding shares of capital stock of Identity; or (iv) any announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.3. Access to Information.

(a) From the date of this Agreement until the Effective Time, Identity will provide Airbee and its lenders and authorized representatives (including counsel, and other consultants, accountants and auditors) full reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of Identity will permit Airbee to make such inspections as it may reasonably require and will cause its officers to furnish Airbee with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

(b) Identity will hold and will cause its representatives to hold in confidence, all documents and information furnished in connection with this Agreement, other than documents or information which (i) are available to the public, (ii) are or become known by Identity from a source other than Identity, other than by a breach of a confidentiality obligation, or (iii) are required by law to be disclosed.

Section 5.4. Reasonable Efforts; Other Actions. Identity shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary Consents, approvals or waivers under its Material Contracts.

Section 5.5. Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger, the parties will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that Airbee is entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

Section 5.6. Notification of Certain Matters. Identity shall give prompt notice to Airbee of (i) any written notice of a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of Identity, to which it is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in the financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change from the date hereof, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder. Each party shall use its commercially reasonable efforts to prevent or promptly remedy the same.

Section 5.7. Expenses. Airbee and SUB, on the one hand, and Identity and Seller, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement, and the transactions contemplated hereby, including all fees and expenses of its representatives, bankers, counsel and accountants.

Section 5.8. Satisfaction of Conditions. Identity agrees to use its reasonable commercial efforts to the extent matters are reasonably within their control to cause each of the conditions set forth in Article VII to Airbee and SUB proceeding with the Closing to be satisfied on or before the Closing Date. Airbee and SUB agree to use their respective reasonably commercial efforts to the extent matters are reasonably within their control to cause each of the conditions set forth in Article VIII to Identity proceeding with the Closing to be satisfied on or before the Closing Date.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF SELLER, AIRBEE, SUB AND IDENTITY

The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any one or more of which may be waived in a writing signed by each of Airbee, SUB, Identity and Seller:

Section 6.1. Consents and Approvals. All necessary Consents and approvals of any United States or any other Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

Section 6.2. Legal Action. There shall be no pending Action or inquiry which challenges the validity or the legality of or seeks or could reasonably be expected to prevent, delay or impose adverse material conditions on the consummation of the Merger.

Section 6.3. Documents Completed. Airbee and Identity shall have agreed upon final definitive copies of each additional agreement referenced herein and the disclosure Schedules required to be provided under Article III and IV hereof.

ARTICLE VII

CONDITIONS OF IDENTITY TO THE OBLIGATIONS OF AIRBEE AND SUB

The obligation of Airbee and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by Airbee and SUB:

Section 7.1. Representations Accurate. Each of the representations and warranties of Identity and Seller contained in this Agreement (i) which is qualified by materiality shall be true and correct in all respects and (ii) which is not so qualified, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for such representations and warranties which speak as a specific date which shall be true as of such date.

Section 7.2. Performance. Identity and Seller shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

Section 7.3. Officer’s Certificate. Airbee and SUB shall have received a duly executed certificate signed by the President of Identity certifying as to (i) satisfaction of the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Identity Charter and Bylaws of Identity and the director and Stockholder resolutions of Identity approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of Identity.

Section 7.4. Good Standing. Identity shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the State of incorporation of Identity.

Section 7.5. Consents. Airbee and SUB shall have received copies of consents set forth on Schedule 7.5 necessary for Identity and Seller to execute, deliver and perform this Agreement and consummate the Merger. Identity shall deliver by June 15, 2005 consents provided for the transfer to Airbee or the Surviving Corporation of an exclusive Master Distribution Agreement for Identity’s principal automotive anti-theft devices source from PFK Electronics (PTY), Ltd., in form and substance satisfactory to Airbee.

Section 7.6. Due Diligence. The results of Airbee’s due diligence shall be satisfactory to it in its sole and absolute discretion.

Section 7.7. Certificate of Merger. Identity shall have delivered to Airbee the Certificate of Merger as executed by duly authorized officers of Identity.

Section 7.8. Working Capital at the Closing. Airbee shall have received evidence satisfactory that the working capital of Identity at the Closing shall be at least $100,000.00.

Section 7.9. Employment Agreements. Identity shall have entered into an employment agreement with Daniel R. Nelson on terms acceptable to Airbee.

Section 7.10. General. All required action hereunder shall have been taken by Identity in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Merger and the transactions contemplated herein shall be reasonably satisfactory in form and substance to Airbee.

ARTICLE VIII

CONDITIONS OF AIRBEE AND SUB TO THE OBLIGATIONS OF IDENTITY

The obligations of Identity to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by Identity:

Section 8.1. Representations Accurate. Each of the representations and warranties of Airbee contained in this Agreement (i) which is qualified by materiality shall be true and correct in all respects and (ii) which is not so qualified, shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for such warranties which speak as any specific date which shall be true as of such date.

Section 8.2. Performance. Airbee and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

Section 8.3. Compliance Certificate. Identity shall have received a certificate signed by the President and Company Secretary of each of Airbee and SUB certifying as to (i) satisfaction of the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Charter and Bylaws of Airbee and Sub and, as applicable, the director and Stockholder resolutions of Airbee and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of Airbee and SUB.

Section 8.4. Good Standing. Identity shall have received a certificate of good standing, or its equivalent, from the state of incorporation of Airbee.

Section 8.5. Consents. Identity shall have received copies of consents of all third parties necessary for Airbee and Sub to execute, deliver and perform this Agreement and consummate the Merger.

Section 8.6. Certificate of Merger. SUB shall have delivered to Identity the Certificate of Merger, executed by duly authorized officers of SUB.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties and Covenants. The representations, and warranties and covenants shall survive for a period of four years. Notwithstanding anything to the contrary contained herein, all representations and warranties which extend beyond the Closing shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given a claim notice prior to the date on which such representation or warranty expires. Notwithstanding anything to the contrary contained in this Agreement, no investigation by Airbee shall affect the representations, warranties, covenants and agreements of Identity or Seller under this Agreement or in any certificate, schedule, listing, exhibit, agreement, document or other writing delivered pursuant hereto in connection with the transactions contemplated hereby furnished or to be furnished to the other parties and such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason the fact that the other party or parties knew or should have known that any of the same is or might be inaccurate in any respect.

Section 9.2. Indemnification by the Seller. The Seller shall indemnify, defend, protect and hold harmless Airbee and its officers, directors, divisions, subdivisions, Affiliates (including, the Surviving Corporation), stockholders, agents, employees, successors and assigns (collectively, the “Airbee Indemnified Parties”) from and against all Losses (as defined below) that arise as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Identity or Seller set forth in this Agreement or in any exhibit or in any other document delivered pursuant to this Agreement; and (b) any claim by any third party that, if true, would mean that a condition for indemnification set forth in subsection (a) of this Section 9.2 had been satisfied. For purposes of this Article IX, “Losses” means liabilities, claims, damages, actions, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys’ fees and expenses of investigation), whether equitable or legal, matured or continued, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent.

Section 9.3. Indemnification Procedure. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, other than any claim discussed in Section 9.5 below, the party seeking indemnification (the “Indemnified Party”) shall provide notice of such claim (a “Claim Notice”) to the party from whom indemnification is sought (the “Indemnifying Party”). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. A Claim Notice shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party unless, within such period, the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim (a “Dispute Notice”). Any Dispute Notice shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the next 30 days. If a resolution is not reached within the 30 day period, either party may submit the dispute to a court with proper jurisdiction.

Section 9.4. Indemnification Procedure with Respect to Third Party Claims.

(a) If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any Indemnifying Party, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.

(b) The Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties; (iv) settlement of or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

(d) If or to the extent that any of the conditions set forth in Section 9.4(b) is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable cost of defending against the Third Party Claim (including attorneys’ fees and expenses); (iii) unless the indemnified party elects to assume the defense due to clause (iv) of Section 9.4(b), the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the fullest extent provided in this Article IX; and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligations should be reduced because of the manner in which counsel for the Indemnified Party handled the Third Party Claim.

Section 9.5. Basket and Limitation. Notwithstanding anything to the contrary in the foregoing provisions of this Article IX, Seller shall not be required to indemnify an Identity Indemnified Party until the aggregate of the Losses of the party seeking indemnification reaches $500,000, at which point Airbee shall be liable for all such Losses of the Identity Indemnified Parties in excess of $500,000.

ARTICLE X

CLOSING

Section 10.1. Time and Place. Subject to the provisions hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Airbee, as soon as practicable, but in no event later than the second Business Day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Airbee, SUB and Identity may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” The Closing shall be deemed to be effective concurrently with the Effective Time. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered, executed and filed simultaneously and simultaneously with the Effective Time, no proceeding shall be taken or documents deemed executed or delivered until all have been taken, delivered, executed and filed.

Section 10.2. Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and XI hereof, Identity, Airbee and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

ARTICLE XI

TERMINATION AND ABANDONMENT

Section 11.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Airbee and Identity;

(b) by either Airbee or Identity, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an Order (other than a temporary restraining order), decree or ruling or taken any other Action restraining, enjoining or otherwise prohibiting the Merger, and such Order, decree, ruling or other Action shall have become final and non-appealable; or

(c) by either Airbee or Identity if the Merger shall not have been consummated by May 30, 2005, provided that a party in material breach of this Agreement may not terminate this Agreement.

Section 11.2. Termination by Airbee. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, by Airbee in accordance with Section 7.6. In addition, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, by Airbee if (a) Identity shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by Identity at or prior to such date of termination, (b) there exists a breach of any representation or warranty of Identity contained in this Agreement such that the closing conditions set forth in Article VII could not be satisfied, provided, however, that with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within ten (10) days of delivery to Identity of written notice of such failure or breach.

Section 11.3. Termination by Identity. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by Identity, if (a) Airbee or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by Airbee or SUB at or prior to such date of termination, (b) there exists a material breach of any representation or warranty of Airbee or SUB contained in this Agreement such that the closing conditions set forth in Article VIII would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within ten (10) days of delivery to Airbee or SUB of written notice of such failure or breach.

Section 11.4. Procedure for Termination. In the event of termination and abandonment of the Merger by Airbee or Identity pursuant to this Article XI, written notice thereof shall forthwith be given to the other.

Section 11.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article XI, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Article XI and in Sections 5.6 and 5.7 hereof.

ARTICLE XII

MISCELLANEOUS

Section 12.1.Notices. All notices shall be in writing delivered as follows:

If to Airbee or SUB, to:
Airbee Wireless, Inc. 9400 Key West Avenue Rockville, Maryland 20850 Attention:	Sundaresan Raja
President & CEO

With a copy to:

Adorno & Yoss, LLP
3500 East Las Olas Blvd.
Suite 1700
Fort Lauderdale, Florida 33301

Attention:	Joel J. Mayersohn, Esq. Partner

If to Identity, to:

Identity, Inc.
1536 32nd Street
Columbus, Georgia 31904

Attention: Daniel R. Nelson

President & CEO

With a copy to:

Martin Glickfeld, Esq.
2133 Lombard Street
San Francisco, California 94123

Telephone: (415) 441-7491
Fax: (415) 749-0344

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered (a) when delivered personally; (b) when given by facsimile against confirmation (with a copy mailed by first-class U.S. mail); (c) one (1) Business Day following deposit with a recognized national air courier service; or (d) three (3) Business Days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

Section 12.2. Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties hereto any rights or benefits hereunder.

Section 12.3. Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

Section 12.4. Exhibits and Schedules. The exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

Section 12.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

Section 12.6. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles thereof.

Section 12.7. Waivers. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

Section 12.8. Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

Section 12.9. Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next Business Day.

Section 12.10. Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

Section 12.11. Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

Section 12.12. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 12.13. Investigation. The respective representations and warranties of Airbee, SUB and Identity contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

ARTICLE XIII

DEFINITIONS

Section 13.1. The following terms, when used in this Agreement, have the meaning as set forth below:

“Action” shall mean any claim, action, suit, inquiry, judicial or administrative proceeding, or arbitration by or before any Governmental Authority.

“Affiliate” shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Rockville, Maryland are required or authorized to be closed.

“Consents” shall mean all authorizations, notices, waivers, approvals and consents required by any Governmental Authority or under any Contracts for a party to execute and deliver this Agreement and consummate the transactions contemplated hereby.

“Contracts” shall mean all contracts, agreements, leases, license agreements, obligations, promises or undertakings (whether written or oral and whether expressed or implied).

“ERISA” shall mean the Employment Retirement Security Act of 1974, as amended.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any court, governmental, regulatory or administrative body, agency or authority, department, commission, agency, self-regulatory organization, instrumentality or arbitrator, whether federal, state, local or foreign.

“Knowledge or Knowledge of Identity” or “knowledge or knowledge of Identity” shall mean the knowledge after reasonable inquiry of the officers of Identity and Seller.

“Laws” shall mean all federal, state, local and foreign laws, statutes, regulations or other requirements.

“Liens” shall mean liens, charges, pledges, security interests, claims, mortgages, options, encumbrances, rights of first refusal, conditions, covenants and other restrictions.

“Material Adverse Effect” shall mean a materially adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of Identity.

“Material Intellectual Property” shall mean all Intellectual Property that is material to the conduct of Airbee or Identity, as the case may be, and their respective Subsidiaries’ businesses, taken as a whole, as currently conducted, whether owned, licensed or used by Identity.

“Order” shall mean any order, judgment, writ, injunction or decree of any Governmental Authority.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association or entity of any kind whatsoever, including any Governmental Authority.

“Tax” or “Taxes” shall mean (w) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States or any state or local or other applicable jurisdiction; (x) any liability or obligations to a Governmental Authority as a result of any escheat or similar law, (y) any liability for the payment of any amounts described in clause (w) or (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (z) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (w), (x) or (y).

“Tax Return” shall mean all returns (whether federal, state, local or otherwise) and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

AIRBEE WIRELESS, INC.

By: /s/ Sundaresan Raja

Sundaresan Raja President & Chief Executive Officer

AIRBEE AUTOMOTIVE GROUP, INC.

By     /s/ E. Eugene Sharer

E.	Eugene Sharer Director

IDENTITY, INC.

By: /s/ Daniel R. Nelson

Daniel R. Nelson President By: /s/ Daniel R. Nelson Daniel R. Nelson